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                                                                    Exhibit 3.45


                              AMENDED AND RESTATED
                        NORTH COAST FERTILIZER II, INC.
                          CLOSE CORPORATION AGREEMENT

     This CLOSE CORPORATION AGREEMENT (the "Agreement") amends and restates the Close Corporation Agreement that was made and entered into effective June 3, 1994, by and between North Coast Fertilizer II, Inc., an Ohio corporation (the "Corporation"), and Countrymark Cooperative, Inc., an Ohio corporation and both continues and supercedes the June 3, 1994 agreement.

     WHEREAS, the authorized capital stock of the Corporation consists of 850 shares of common stock (the "Shares") with classification, conditions, restrictions, privileges and par value as follows:

     (a) Class A Common. Three Hundred Fifty (350) shares of Class A Common with par value of Ten Thousand Dollars ($10,000) per share, of which 45 shares have been issued to Daryl R. Gates (Gates) and 45 shares have been issued to John A. Boyd (Boyd).

     (b) Class B Common. Five Hundred (500) shares of Class B Common with par value of Ten Thousand Dollars ($10,000) per share of which 360 shares have been issued to Countrymark Cooperative, Inc. (Countrymark Co-op).

     NOW THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Close Corporation Agreement. This is a Close Corporation Agreement as described in Ohio Revised Code ("ORC") Section 1701.591(A) and the Agreement and the Corporation shall be governed by the provisions of ORC, Section 1701.591. The

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Corporation shall be deemed to be a "close corporation" as contemplated by ORC,
Section 1701.591. This Agreement shall be entered in the minutes of the proceedings of the shareholders of the Corporation and shall be subject to the provisions of Section 1701.591(D) of the ORC.

     2. Elimination of Board of Directors. The Corporation shall have no Board of Directors.

     3. Shareholder Voting. The authority of the directors of the Corporation shall be exercised by the shareholders voting on a one share-one vote basis without regard to stock classification except as expressly stated otherwise in the Articles of Incorporation. Each matter submitted to a shareholder vote shall be determined by the vote of the shareholder(s) holding a simple majority (one more than half) of all the shares entitled to be voted on the matter. Countrymark Co-op shall be represented in any shareholder vote by any one of William F. Paddack, Steve Niemeier, or Jeffrey L. Price, or by any other individual Countrymark Co-op appoints from time to time after giving notice to the other shareholders. The quorum of shareholders necessary for the shareholders to take notice under this Agreement shall be at least one Class A Common shareholder and one Class B Common shareholder participating (either by voting or by intentional abstention after being given a reasonable opportunity to vote) in the shareholder vote.

     4. No Code of Regulations. The Corporation shall have no code of regulations. The government of the Corporation, the


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conduct of its affairs, and the management of its property shall be exercised by the shareholders and shall be subject to provisions of this Agreement.

     5. Designation of Officers. Each of the following individuals shall be appointed to the office opposite his or her name, to serve at the pleasure of the shareholders until he or she is removed or replaced:

     Steve Niemeier           President
     Daryl R. Gates           Vice President and Chief
                                Executive Officer
     John A. Boyd             Vice President and Chief
                                Operating Officer
     William F. Paddack       Secretary
     Jeffrey L. Price         Treasurer

     6. Officers Serving in More Than One Capacity. Any individual who holds more than one office in the Corporation may execute, acknowledge or certify in more than one capacity any instrument required to be executed, acknowledged or certified by the holders of two or more offices.

     7. Endorsement on Stock Certificates. On the execution of this Agreement each certificate for shares of stock subject to this Agreement shall be endorsed with an endorsement clearly indicating that it is subject to this Agreement and that a copy of this Agreement will be sent to the holder within five (5) days after receipt of a written request therefore.

     All certificates surrendered to the Corporation for said endorsement shall be returned to the registered owner immediately upon completion of such endorsement. All shares of the Corporation's capital stock or other securities hereafter issued to


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any person who becomes bound by this Agreement shall bear the same endorsement or a similar endorsement.

     8. Limitation on Transfer. The Shares and other securities of the Corporation may not be transferred to any person who does not, by executing a form of joinder acceptable to the Corporation, agree to become subject to this Agreement.

     9. Amendment. This Agreement may be amended or revoked by the shareholder(s) of this Corporation holding shares representing four-fifths (4/5) of the votes entitled to be cast on any matter submitted to the shareholders, it being the intent and understanding of the parties that all shares of the Corporation's common stock shall be regarded as one class of stock for this and other voting purposes.

     IN WITNESS WHEREOF, the parties have signed this Agreement this 22 day of October, 1994.

                                        NORTH COAST FERTILIZER II, INC.

                                        By:  /s/ Steve Neimeier
                                           -----------------------------------
                                                 Steve Neimeier, its President


                                        COUNTRYMARK COOPERATIVE, INC.

                                        By:  /s/ William F. Paddack
                                           -----------------------------------
                                                 William F. Paddack, its
                                                 Senior Vice President
                                                 and Secretary


                                             /s/ Daryl R. Gates
                                           -----------------------------------
                                                 Daryl R. Gates


                                             /s/ John A. Boyd
                                           -----------------------------------
                                                 John A. Boyd


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